Exhibit 99.1

RAE Systems Inc. (NYSE AMEX:RAE)
Q1 2010 Financial Release Conference Call
May 5, 2010, 1:30 pm PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. first quarter 2010 earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are Robert Chen, our Chief Executive Officer and Randy Gausman our Chief Financial Officer. If you have not seen today’s earnings release, it can be retrieved from our website at raesystems.com, or from Market Wire, Yahoo Finance or similar websites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will review our first quarter highlights and business outlook for 2010. Randy Gausman will review the financial results for the first quarter ended March 31, 2010. Following a brief summary by Bob Chen, we will open up the call for questions and answers.
I’ll now turn the call over the Bob Chen. Bob, Go ahead please?

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Mr. Bob Chen:
Thank you, Bob.
Good afternoon and thank you for joining us on our first quarter 2010 conference call. This afternoon I will make a few comments about our just completed first quarter and then I will focus my remarks on the future business outlook for RAE Systems.
For the first quarter of 2010, we posted revenue of $18.8 million dollars, which represents our second best first quarter revenue performance in the company’s history. Our gross margin was 54 percent, our highest gross margin in the last four quarters. Also, in the first quarter we recorded a small net loss of one cent per share. We are encouraged by our improving operating performance during the current economic environment.
Now I want to focus my remaining remarks on the future. Our vision for RAE Systems is “to be the leading sensing solutions provider in the safety and security industry recognized for innovation and business performance”. We have established our reputation as a leading innovator of photoionization detectors and radiation solutions that we are advancing with the further development of wireless, intelligent, connected sensor networks.
For example, we began by introducing wirelessly enabled photoionization detectors. Combined with our proprietary RAELink 3 wireless modem we can now deliver real-time GPS location and sensor data over our AreaRAE wireless sensor network. The RAELink 3 is the bridge to deliver both RAE Systems and third-party instrument information utilizing the AreaRAE wireless platform.
We have continued our advancement in wireless products with the introduction in 2009 of the AreaRAE Inert and MeshGuard. We expect that both of these products will enable us to further penetrate the Oil and Gas drilling and processing markets worldwide.
At the just completed, Fire Department Instructors Conference we previewed ProRAE Guardian, which is an advanced generation virtual command center for intelligent wireless monitoring. ProRAE Guardian improves the performance levels and ease-of-use in the remote monitoring of wireless gas detection systems and networks. The ProRAE Guardian platform enables our customers to monitor wirelessly enabled RAE Systems products and complementary third party products on a single platform. This is an exciting innovation that will address additional applications of our wireless sensor networks in our global markets.
Furthermore, we are continuing to make investments in broadening our product portfolio, developing new applications for our products, and evaluating opportunities to expand the applications for our innovative technologies into adjacent markets. We are scaling up our global marketing efforts to educate users on the advantages of deploying wireless technology. We will continue to make investments in R&D a priority to develop a new generation of wireless, toxic gas and radiation instruments, in addition to intelligent software monitoring systems.
While the economic environment remains challenging and impacts our performance, global demand remains strongest in the industrial safety and civil defense markets. Our earlier

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investment in gas detection solutions for the energy market has been rewarded by key wins in the Middle East and other petroleum based regions, primarily in the Asia-Pacific. The Middle East oil and gas producers have been less impacted by this economic crisis than customers in other industries. Our broad product line enables us to continue serving our customers’ needs and positions us to benefit from an improved global economy.
In the Americas, our U.S. customers continue to purchase our MultiRAE Plus, and compliance 4-gas and single-gas products. Our North American fleet of deployed instruments enables us to sell higher margin replacement parts and consumables. We will be displaying all of our personal, portable and wireless industrial safety solutions at the American Industrial Hygiene Conference, being held in Denver, later this month.
In Europe, first responders are adopting our wireless AreaRAE systems. AreaRAE will be one of the products that we feature at the “Inter-shoots” International Fire Prevention, Rescue, Disaster Relief and Civil Security trade show being held in June in Germany.
In the Middle East, oil producers have been buying our 4-gas and single-gas products with growing interest in our wireless MeshGuard systems. Both the Middle East and South East Asia oil and gas markets continue to be strong markets for our wireless and compliance products.
In China, our digital coal mine safety product line is being adopted by more and more coal mine operators. We expect this product to be a cornerstone product for the future of our coal mine safety equipment business in China. Both the energy and steel producer markets are significant growth markets for our China operations. As China produces and consumes greater amounts of fossil fuel based energy, we believe the demand for our wirelessly enabled and compliance products will expand. Nuclear and environmental markets also remain a source of future growth for our China business.
Our goal is to be a leading innovator of safety and security products that deliver wireless real-time data to enable our customers to make faster, better decisions to keep people and property safe.
As an example, you are all aware of the current oil spill disaster in the Gulf of Mexico. RAE Systems has placed technical personnel on scene and is providing 24/7 support to private, federal and state environmental management responders with technical experts to deal with the by-products of the spill including volatile organic compound detection and benzene monitoring. RAE Systems has also activated its 24-hour response line. We know that both our AreaRAE wireless networks and UltraRAE 3000 benzene monitors have already been deployed on several of the off-shore platforms in the area of the spill.
With that, I would now like to turn the call over to Randy Gausman, our CFO for the financial review. Randy, please go ahead

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Mr. Randy Gausman
Thank you, Bob.
Looking at the first quarter financial results in greater detail, revenue was $18.8 million or 2 percent less than the first quarter of 2009. In the first quarter, the Americas contributed 44 percent of our total revenue, Asia contributed 37 percent and Europe contributed 19 percent.
Gross margin for the first quarter was 54 percent, compared with 49 percent for the same quarter of 2009. The increase in the gross margin was primarily due to a favorable product mix that included an increase in the sales of multi-gas products, sensors and accessories.
Total first quarter 2010 operating expenses were $10.4 million or 56 percent of revenue compared with $10.4 million or 56 percent of revenue for the first quarter of 2009. Although total operating expenses were essentially flat year-over-year, we made additional investments in sales and marketing to improve our sales information management system and our international websites. These investments were offset by collections of receivables that had previously been written off as bad debts in the first quarter of 2009.
The first quarter net loss was $364 thousand or $0.01 per share, compared with a net loss of $988 thousand or $0.02 per share for the first quarter of 2009. The improvement in our net loss position was directly attributable to our improved sales product mix in the first quarter.
Focusing on key balance sheet accounts, we had cash of $18.4 million at March 31, 2010, compared with $18.5 million at December 31, 2009. During the quarter we spent $100 thousand on investments in property and equipment.
Accounts receivable was $17.8 million compared with $19.4 million at December 31, 2009. The change in AR was primarily related to improved collections in our Americas operation in the first quarter.
Net inventory increased by $200 thousand to $12.3 million for the quarter ended March 31, 2010, compared with $12.1 million at December 31, 2009.
The company continues to be actively engaged in discussions with the Department of Justice and the Securities and Exchange Commission to settle the outstanding joint investigation into the company’s alleged violations of the Foreign Corrupt Practices Act and there has been no change in status since our last public disclosure.
We are reaffirming our 2010 guidance. We continue to expect full year 2010 revenue to be in a range between $83 and $85 million dollars, and we expect a small net loss for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.

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Mr. Bob Chen
Thank you, Randy. In summary,
•	We are encouraged by our first quarter revenue, but we remain cautious about the business outlook for the remainder of 2010. There continues to be demand for our products, and our global diversification should continue to serve us well.
•	In China — we continue to receive gas detection orders from steel mills and oil, gas and coal mining customers.

•	In both the Americas and Europe — demand remains strong for both regulatory driven and industrial applications for our products. We will continue to pursue opportunities in the oil and gas industry, industrial safety, hazardous materials management, civil defense and environmental monitoring markets.
•	We have several new product introductions planned for later in the year, and we expect that these new products will contribute to future revenue growth and increased market penetration in the oil and gas industry worldwide.
•	We are focused on being our industry’s leading innovator through the advancement of intelligent, connected, wireless gas and radiation detection solutions. This progression of innovation began with our advanced technologies starting with our photoionization detectors and our wireless AreaRAE products. We expect our growth to continue with our wirelessly enabled fixed and portable products and we expect it grow further with the recently introduced ProRAE Guardian virtual command center software platform.
I would now like to open the floor to questions.
Operator, please open the call to questions at this time.
Q&A Session
Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing *1 on your touchtone phone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is *1 if you would like to ask a question. Now, we’ll pause for just a moment to assemble our roster.
We will take our first question from Brian Ruttenbur with Morgan Keegan.
Pete Kostaic: Yes. Hi. This is (Pete Kostaic) for Brian. I know you said there hasn’t really been any movement on the corrupt practices investigation but do have any better sense of maybe the timing or any kind of update?
Randy Gausman: Did you say that your name was (Pete)?
Pete Kostaic: Yes.

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Randy Gausman: Hi, Pete, this is Randy. We’ve had communications with the government and you know we continue to be as responsive as we can with them, when they have further inquiries but we have no real sense of when this will be complete. That the level — the nature of the discussions and contacts with the government have been, [we have been responsive when they ask for] some additional details. So I’m hopeful and we’re all hopeful that this will be wrapped up soon. But frankly, we have no further intelligence as to exactly when this will be completed.
Pete Kostaic: OK. Fair enough and also I was wondering, yes, how much [revenue]— I know you mentioned you know with the oil spill recently — how much potential you think there is? How much growth you might see from both after that disaster but then also, there is the West Virginia coal mining accident earlier in the year. Have you seen any pickup since then domestically?
Bob Chen: I think there is awareness of the coal mine safety. We are not really participating the U.S. coal mining safety equipment market because our products have to be U.S. and MSHA certified and we have not done that in the U.S. And for the oil spill in the Gulf of Mexico, our products have already been used and we continue to see demand more for our wireless AreaRAE, MultiRAEs and our UltraRAE monitors and we have prepared to serve that market whenever there is a need. So, we have technical support, hotlines and also inventory, prepared for support.
Pete Kostaic: OK. Thank you.
Operator: Moving on, we’ll take our next question from Ken Liddy with Wells Fargo.
Ken Liddy: Good afternoon. The gross margin was up sharply in the quarter and sharply from last quarter and sharply year-over-year and I understand it’s a product mix. Does it vary greatly by region you know is Asia lower gross margin than the United States or vice versa?
Randy Gausman: Ken, typically, the gross margin in the Americas and our Europe business is higher than it is in our China business. And in this first quarter, as we indicated, we sold a great deal of consumable products which generally have a higher margin as well as our Multi-Gas products. So, in terms of, and I’m sure your next question will be, “You know what the trend look like?”
Our expectation is that we’ll continue to deliver gross margin for the rest of the year of 50% or better. And hopefully could even be higher, but our internal projections are that’s probably going to be around 50% or so for the rest of the year.
Ken Liddy: Typically, are you close to the 60% in Europe versus the United States, 50 in a given year?
Randy Gausman: No. I mean the Americas and Europe are typically in the mid—50 percent and then the other regions are lower. So, that our aggregate gives us what you see.

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Ken Liddy: OK. In the quarter, I noticed yet another net decline in G&A; is that from last year’s cost cutting measures?
Randy Gausman: Yes, there are two things, G&A has come down year-over-year and last year we had some additional expenses related to the investigation and right now, as I commented in my — in our opening remarks, with the investigation is, right now, there’s just not a lot happening. Plus we had collected some funds receivables from customers in China that we had previously written off a year ago as bad debt. So, we collected them this year and so, that’s also helped our G&A expenses in the first quarter.
Ken Liddy: And marketing and R&D expenses were up in the quarter year-over-year, is that what you meant in your prepared remarks?...
Randy Gausman: Yes, R&D was up slightly reflecting our continuing investment and our digital mine product in China. And sales and marketing is up compared to where we have been historically in the last couple of years, we’ve been really quite frankly stingy in the spending in the area of marketing and we see an opportunity now to — especially with the introduction of this new product that we talked about the ProRAE Guardian and some other activities.
We see a real opportunity for us to strengthen the RAE Systems brand worldwide and get the word out for all of our new products. So, we’re making the informed decision to spend more in marketing to build the RAE Systems brand worldwide.
Ken Liddy: Talk a little about the coal mine product in China and first of all, is competition the chief reason why you haven’t introduced the product in the United States or try to get certification in the United States?
Bob Chen: Yes. The — you know the coal mine population in China is about three million coal mine underground. I think the U.S. is much smaller. And also the certification process in the is U.S. very very stringent and very costly. So, we have not made the effort to get our products certified in the U.S.
Ken Liddy: I understood. So, that would be something that you might do, once you really see sales in China over in every year is maybe you might do it at a later date, I guess.
Bob Chen: Yes. Yes, that’s true.
Ken Liddy: How is the digital mine project going?
Bob Chen: We see that’s a bright spot for us. The investment certainly is the right direction for us. We see some early adopter using our digital coal mine system, they’re expanding to a second or third phases and some new operators are adopting our digital coal mine safety systems. We think that this is one of the growth engines for us in our coal mine business.

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Randy Gausman: Actually, Ken, I’d like to add to Bob’s comments about the digital coal mine products. We actually have four current active projects in China today and each of those projects are in terms of their value, they’re each in the several hundred thousand dollars range. So, we are continueing to experience strong interaction with that product line.
Ken Liddy: Are you more optimistic with that? Are you more optimistic?
Bob Chen: We certainly think the coal mine business, after a little bit set back, is recovering. We are reasonably confident that the business is recovering.
Randy Gausman: And again, I’d like to add to what Bob has said, in the past, we’ve commented about some of the management changes that we’ve made. And now, with our new management team over there, it’s been close to three quarters of the year now, I think we’re starting to see some real benefits from the experience that they’ve gained and improved processes they brought to that operation.
Ken Liddy: Do you see the business be more efficient or the top line of growth or both?
Randy Gausman: Both.
Ken Liddy: And in the United States you know there’s still an awful lot of money from the grants and stimulus for Homeland Security. Do you see any increased traction there?
Bob Chen: I think you know what we saw in New York and also the earlier, about the Homeland Security issues, of course, there is a lot of awareness. We believe our products will have our fair share of the opportunity to provide the service.
Ken Liddy: And do you feel there’s a real material possibility for RAE Systems to see revenue from this unfortunate disaster in the Gulf?
Bob Chen: We commented earlier — we have already seen business for our products including AreaRAE, UltraRAE, the Benzene monitor, and also MultiRAE and our single-use, colorimetric gas detection tubes. They’re already being deployed and we have our inventory prepared with our personnel on-site to support the users. So, we are prepared and we also have a 24/7 hotline up to provide the support for this unfortunate situation but we are prepared to support it.
Ken Liddy: Where would you deploy those? For just a little education, how is that done?
Bob Chen: Some of the adjacent oil platforms are still pumping oil. So, these workers need protection and also, so some of the crude oil has gotten onto the shore. They need to clean up and people working in those areas, they need to be protected. The law specified that you have to have the environmental monitoring for maintain the Benzene level below 0.01 ppm and our product is UltraRAE is the standard product for the oil industry to monitor the Benzene.

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Ken Liddy: Do you feel that’s a good you know help boost sales in other regions in the world for that product?
Bob Chen: I think our product is needed in the oil and gas industry. We think our AreaRAE wireless and the PIDs and also the Benzene monitor, are all needed around the world in the oil and gas industry.
Ken Liddy: And one last question, the re-affirmed guidance, you had a pretty decent quarter considering everything. What would have to occur for you to increase guidance? Where would you see the business in United States or China recovering more quickly?
Randy Gausman: Well, and again, we’re constantly communicating with our business unit managers who run our businesses around the world and to assess the situation. And although our quarter was a good quarter and we’re encouraged by our results as we indicated. You know there are still enough things out there in the world that lead us to conclude that, at least, at this point we need to be relatively cautious on our outlook for the rest of the year for now.
You know if the economy has improved and the customers need to re-stock their equipment and we can generate new activity particularly in the oil and gas markets then hopefully, that will bode well for the future of the company in particular this year. But, at this time, we’re just remaining cautious. We don’t want to set expectations. We like to under promise and over deliver, I guess, is the course of action we’re taking here.
Ken Liddy: All right. I guess — using first thing for me is you’re expecting to do roughly 65 to 67 million or somewhere around that for the rest of the year. And if you feel that gross margin is going to be above 50% and the cost containment measures have seemed to be really working, that’s a profit. I mean, you have to get a profit, if there are other factors you know played out.
Bob Chen: Yes, that’s our management objective. We all work toward that goal. We want to get to there as quickly as we can.
Ken Liddy: OK. Well, I appreciate for taking the time.
Bob Chen: OK. Thank you.
Operator: We’ll go next to Tony Kamin with Eastwood & Partners.
Tony Kamin: Hi. Clearly, you have a number of initiatives worldwide and, but when I look at revenue as sort of being flat to down over the last few years, can you — in your eyes, do you see — yes, I’m trying to get what it will take to resume you know some reasonable revenue growth. Is it just going to come from the wider array of products and general economic recovery or this management see you know here are two or three areas or products that could really reaccelerate revenue growth?

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Bob Chen: OK, Tony. This is Bob. We positioned our company with the value proposition you know with what we call Life-Critical and time-critical information when the gas detection radiation censor combined with the wireless connectivity disseminating information through Internet.
So, we really provide a value for decision makers to support and make decisions to protect the people’s life and their properties; so, in the oil industry, in the civil defense, Homeland Security environment so we think that we definitely provide a very critical important value to those. So in the U.S., in Europe, in China, maybe they have a different phase of developments in U.S. we will focus on government, now with this oil spill.
In China’s industrialization for industrial safety. In the Middle East, it’s for the oil refinery, the oil productions. In Europe, in general, industrial safety. So, I think it’s across the board — every sector we have products to fulfill the customer’s needs. So, did I answer your question?
Tony Kamin: Well, I’m still trying to get it, when you see — with everything you’ve got, I’m still trying to get why you know why you can’t get revenue — getting faster? Is it a question of further sales effort or what do you see it taking to get revenue back growing?
Bob Chen: I think our revenue even though in the recessionary period of time, our revenue did not really decline that much, that means our demand is still there. But when the market turns around, the demand rises, I think we’ll probably going to ride with the market and the demand is always there. We feel our product is needed as we — in the script we talked about earlier.
Randy Gausman: And, Tony, one other thing we believe we’re definitely a leader in innovation in our industry in terms of introducing new products. And, last year, we introduced, I think, I believe eight new products. And, this know we just announced as we discussed in our opening remarks about our product ProRAE Guardian which is an intelligent software command modular product and that will connect with other wireless products not only ours but compatible third party wireless products.
And we believe that, that innovation that’s starting to introduce an intelligent software platform will again help us grow our business and generate new opportunities for the company. And we also, as a company, believe that the real future in our industry is in the wireless connectivity. So, in the future, as we introduce new products, they will all be wireless products. So, that we think that’s one key element in our product portfolio and product pipeline that will enable us to — if you will jumpstart the growth of the company again.
Tony Kamin: That’s very helpful. In terms of the corrupt practices, I just — I think it was implicit in what you said but just to clarify, so I assume your legal expenses for the

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quarter were fairly low around that and can you also comment whether you feel that the amount you’ve reserved is still the appropriate amount?
Randy Gausman: Yes. You’re absolutely correct. Our legal expenses, given the low level of activity were very, very low in the quarter compared to the recent past. And as to the amount that we’ve accrued for the proposed settlement and at this moment, it’s our best guess of what the ultimate settlement will be, of course, until we reach that point with the government where we actually have those final discussions. We have no way of knowing whether they deem that to be appropriate or not.
Tony Kamin: OK. And one final question, the — with —and I agree, I mean the product portfolio is very interesting. You’re clearly in the lead in some things and you know yet, when I compare valuation of the company to people that I would probably consider analogous companies, it’s just — the valuation of the company seems so low.
If you settle the corrupt practices, investigation and the stock still stay so low with the company consider you know increasing buyback or taking other extraordinary sort of measures to try to improve valuation.
Bob Chen: I think for all the investor, they don’t like uncertainty. I think these FCPA investigations create a little bit uncertainty. I feel that’s one of the reasons our stock is a little depressed. Once this is lifted our board will always look at the options, strategic options, directions for the company to increase the value of the shareholder. So, our board and we have working with the management always look at various strategic options.
Tony Kamin: Great. Thank you very much.
Operator: And once again, that is star 1 if you would like to ask a question and as one final reminder, that is star 1 if you would like to ask a question today. And we’ll take the question from Dr. Masand with MasandAssociates.
Dr. Prakash Masand: Yes. Hi. You know I’m kind of looking in terms of the valuation of the company, the question that was raised earlier on. You know looking at your stock you know 10 years ago, it was at $6, now it’s less than $1, 5 years ago, it was $9, it’s now 90%. I mean what is the management doing to you know get good valuation for the stock?
I mean it’s — it’s fine to talk all about you know the corrupt practices settlement that’s more recent. It’s fine to talk about all the opportunities that exist in the marketplace you know but what is management doing to you know to increase shareholder value? You know you’ve been lagging behind every single indicator.
Randy Gausman: Dr. Masand?
Dr. Prakash Masand: Yes.

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Randy Gausman: Yes, this is Randy. I’m the CFO. We have been very focused on looking what we can do to reduce our cost structure and we’ve made, I think, great strides in that — that area.
At the same time, we’ve continued to invest in our products. Although, the valuation is down, we are in a fairly strong cash position for a company of our size. And we’re — as you’ve seen in this quarter, we’ve been able to improve our gross operating margins.
So, our focus has been to become a much more efficient operation than we have in the past and then again, as I mentioned earlier, invest in developing our product line specifically, in intelligent software. And I think that — those are the things that we can do today to generate long term value for the shareholders. We know in the past, the price of our stocks has been much higher than it is today and I think, as Bob indicated in his remarks that until we resolve the FCPA matter, that probably has some overhang or pressure on the stock because of the uncertainty of that.
But we’ve done — we’re trying to do our best job to be able to help the investors understand what the impact of that is going to be. But I think until it’s finally ultimately resolved or settled y there’s still that level of uncertainty. So, what we’re doing, to sum up is we’re trying to improve our operations and as well as invest in new products and new markets. So, we’re trying to run the company as efficiently as we can.
Bob Chen: Dr. Masand, this is Bob Chen. Like what Randy said you know aside from the FCPA uncertainty you know we’ve reserved some funds there but we and management and the board, we’re really focused on the fundamental to run good business to continue improve our profitability, gross margin and improve our revenue growth. I believe once we were able to realize those and I think ((inaudible)) to be able to recognize us and as I comment earlier, the board also looked at a various strategic options to increase the shareholder value.
Dr. Prakash Masand: Because you know you’re playing in a space that is topical. You’re playing in a space that there is great demand as the, you know, the mining space you’re playing in, the oil spill place you’re playing in. You know you say your products offer superior value in terms of innovation. You know what I find a little bit difficult to understand is why is it not you know moving to the bottom line in terms of revenues. I mean are you doing not a good job marketing yourself? Is that’s what’s missing?
Randy Gausman: Well, we also commented that we are investing more in marketing today. We had in the past as we’ve you know restructured the company by that, I mean taken some cost out of the company. We recognize we probably cut marketing a little too deep. And last year, we hired a gentleman to run our global marketing operations for us. And we’re spending more in that area to build our brand worldwide, as well working with customers to identify new product opportunities.

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So, we are reinvesting in marketing and we continue to invest in R&D and we’ve got some — for the next couple of years, we’re going to be introducing some exciting new wireless products. So, we are — we have been in the past, we’ve cut back on some of these investments. We’re now seeing the opportunity and we’re trying to position the company to invest more in marketing and products so that we can be prepared for when the economy finally turns around in the industry — in the markets that we plan will be positioned to grow with us with that turnaround.
Operator
Gentlemen, if there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen
We have had a good start for the year, and we hope to sustain our current momentum. I would like to thank you for your continued support of RAE Systems and look forward to speaking with you on our second quarter conference call.
Operator
Ladies and gentlemen, this concludes the first quarter 2010 earnings call for RAE Systems. Thank you for joining in.

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